Exhibit 5.1

JONES DAY

NORTH POINT • 901 LAKESIDE AVENUE • CLEVELAND, OHIO 44114-1190

TELEPHONE: (216) 586-3939 • FACSIMILE: (216) 579-0212

February 11, 2011

OMNOVA Solutions Inc.

175 Ghent Road

Fairlawn, Ohio 44333-3300

Re:	$250,000,000 7.875% Senior Notes due 2018 of OMNOVA Solutions Inc.
Relating to the Exchange Offer (as defined below)

Ladies and Gentlemen:

We have acted as counsel for OMNOVA Solutions Inc., an Ohio corporation (the “Company”) and the Guarantors (as defined below), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) to which this opinion has been filed as an exhibit. The Registration Statement relates to the proposed issuance and exchange (the “Exchange Offer”) of up to $250,000,000 aggregate principal amount of the Company’s 7.875% Senior Notes due 2018 (the “Exchange Notes”) and the guarantee of the Exchange Notes (the “Exchange Guarantees” and, together with the Exchange Notes, the “Securities”) by Decorative Products Thailand, Inc., an Ohio corporation, OMNOVA Wallcovering (USA), Inc., an Ohio corporation (together, the “Initial Guarantors”), and Eliokem Topco, Inc., a Delaware corporation, Eliokem, Inc., a Delaware corporation, and Archwood Land & Building Company, LLC, an Ohio corporation (together, the “Additional Guarantors” and, together with the Initial Guarantors, the “Guarantors”), for an equal principal amount of the Company’s 7.875% Senior Notes due 2018 (the “Outstanding Notes”) and the guarantee of the Outstanding Notes by the Guarantors (the “Outstanding Guarantees” and, together with the Outstanding Notes, the “Outstanding Securities”). The Outstanding Securities have been, and the Securities will be, issued pursuant to an Indenture, dated November 3, 2010, between the Company, the Guarantors and Wells Fargo Bank, N.A., as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture, dated December 14, 2010, between the Company, the Additional Guarantors and the Trustee (together, the “Indenture”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

(1) The Exchange Notes, when they are executed by the Company and authenticated by the Trustee in accordance with the Indenture and issued and delivered in accordance with the terms of the Exchange Offer, will be validly issued by the Company and will constitute valid and binding obligations of the Company.

(2) The Exchange Guarantees, when they are executed and delivered in accordance with the terms of the Exchange Offer in exchange for the Outstanding Guarantees, will be validly issued by the Guarantors and will constitute valid and binding obligations of the Guarantors.

OMNOVA Solutions Inc.

February 11, 2011

For purposes of the opinion expressed herein, we have assumed that the Trustee has authorized, executed and delivered the Indenture and the Indenture is the valid, binding and enforceable obligation of the Trustee.

The opinions expressed herein are limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, the laws of the State of New York and the laws of the State of Ohio, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day